Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orion Energy Systems, Inc.
Manitowoc, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statement Forms S-8 (No. 333-148401, 333-169611, 333-176176, and 333-213042) and S-3 (333-193411 and 333-216324) of Orion Energy Systems, Inc. of our reports dated June 13, 2018, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Orion Energy Systems, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2018.

/s/ BDO USA, LLP
Milwaukee, Wisconsin
June 13, 2018